EXHIBIT 99.1


Sacramento, CA - September 19, 2002 -American River Holdings' Chairman of the Board, Charles D. Fite, announced that Michael Ziegler will serve on the American River Holdings (Nasdaq: AMRB) Board of Directors.

Michael Ziegler is President and CEO of PRIDE Industries, the largest employer of people with disabilities in America. PRIDE provides value added outsourcing solutions in the following service industries: mail services and fulfillment, light manufacturing, facility support services, and government services.

Mr. Ziegler also serves on the Board of Directors and the Executive Board of the Sacramento Metropolitan Chamber of Commerce, the Teichert, Inc. Board of Directors, the Shari's Berries International Board of Directors, Comstock's Editorial Board, he is a Senior Fellow of the American Leadership Forum Mountain Valley Chapter, a member of the Board of Trustees of Valley Vision/Regional Action Partnership, he serves on the Board of Advisors of the Californians for Compensation Reform, the Board of Advisors of the M.I.N.D. Institute, the Community Advisory Board of the Junior League of Sacramento, the Regional Advisory Board of Golden Gate University Sacramento, and the Cooperative Personnel Services Business Advisory Council. In addition, Michael serves on the McClellan Air Force Base Privatization & Reuse Advisory Committee, the U.C. Davis Business School Dean's Advisory Council, the Roseville Chamber Business Advisory Committee, and the Capital Public Radio President's Advisory Council.

Michael Ziegler has been honored with a number of awards and acknowledgements, including, the Exemplary Leader Award from the American Leadership Forum, the Humanitarian Award from the United Cerebral Palsy Association of Greater Sacramento, the Placer County Economic Development Board Private Sector Award, and the Not-for Profit Entrepreneur of the Year Award from Ernst & Young Inc. Magazine. Ziegler was also chosen as one of "Sacramento's 10 Most Influential Business people" by the Sacramento Bee's poll of 100 successful Sacramento business people. The Sacramento Metropolitan Chamber of Commerce named Ziegler "Businessman of the Year".

Mr. Ziegler attended San Francisco State University and completed his MBA at the University of San Francisco. He is a graduate of the Stanford Small Business Executive Program and also received an Honorary Ph.D. from Golden Gate University.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with offices in Sacramento and Placer County, North Coast Bank, a community business bank with offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.


Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com





Page 4 of 4 Pages